AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 16, 2007 by and among FURNITURE BRANDS INTERNATIONAL, INC., a Delaware corporation (“Furniture Brands”), BROYHILL FURNITURE INDUSTRIES, INC., a North Carolina corporation (“Broyhill”), HDM FURNITURE INDUSTRIES, INC., a Delaware corporation (“HDM”), LANE FURNITURE INDUSTRIES, INC., a Mississippi corporation (“Lane”), THOMASVILLE FURNITURE INDUSTRIES, INC., a Delaware corporation (“Thomasville”, and, together with Furniture Brands, HDM, Broyhill and Lane, each a “Borrower,” and, collectively, the “Borrowers”), the Lenders party to the Credit Agreement, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).

RECITALS

A. The Borrowers, the Lenders, the Co-Syndication Agents, the Administrative Agent and the Lead Arranger are party to that certain Credit Agreement dated as of April 21, 2006 (the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

B. The Borrowers, the Lenders, and the Administrative Agent wish to amend the Credit Agreement on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Credit Agreement. The Credit Agreement is hereby amended as follows effective as of March 31, 2007:

(a) The defined terms “Applicable Base Rate Margin” and “Applicable Eurodollar Margin” in Section 1.01 of the Credit Agreement are hereby amended by adding the following as the final sentence of the definition thereof:

Notwithstanding the foregoing, solely for the period from and including March 31, 2007 to but excluding June 30, 2007, the respective percentage per annum set forth above for (i) the Applicable Eurodollar Margin for Pricing Levels 4 and 5 shall be 1.00% and 1.25%, respectively and (ii) the Applicable Base Rate Margin for Pricing Level 5 shall be .25%.

(b) The defined term “Credit Documents” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Revolving Note, the Swingline Note and the Guaranty and, after the execution and delivery thereof, the Intercreditor Agreement, each Security Document and each additional guaranty executed pursuant to Section 9.09.

(c) The defined term “Expiration Date” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Expiration Date” shall mean (x) with respect to each Letter of Credit, the final stated expiration date (or, if later, the stated final drawing date) thereof or such earlier date on which such Letter of Credit was canceled and returned to the Issuing Lender and (y) with respect to each Acceptance, the date on which such Acceptance matures as provided by the terms of the draft under the Letter of Credit related thereto.

(d) Section 1.01 of the Credit Agreement is amended by adding the following definitions in appropriate alphabetical order:

“Asset Disposition” shall mean any sale, transfer or other disposition of any asset of Furniture Brands or any Subsidiary thereof in a single transaction or in a series of related transactions (other than (i) the sale of inventory or products in the ordinary course or the sale of obsolete or worn out property in the ordinary course and (ii) the sale of cash equivalent investments in the ordinary course of the cash management of the business of Furniture Brands and its Subsidiaries).

“Collateral” shall mean all property with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Intercreditor Agreement” shall mean the Intercreditor and Collateral Agency Agreement dated as of the date of Amendment No. 1 hereto entered into among the holders of the Borrowers’ 6.83% Senior Notes due May 17, 2018, the Collateral Agent and the Administrative Agent on its on behalf and on behalf of each of the Lenders, as amended, restated, modified or supplemented from time to time.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the date of Amendment No. 1 hereto made by the Borrowers and the other Guarantors party thereto in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time.

“Pledge Agreements” shall mean, collectively, the Pledge Agreement and each other document or instrument pursuant to which Equity Interests are pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant hereto, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Secured Creditors” shall mean the Lenders, the Administrative Agent, the Collateral Agent, the “Other Creditors” (as defined in the Guaranty) and the holders of the Borrowers’ 6.83% Senior Notes due May 17, 2018, all as more specifically described in the respective Security Documents.

“Security Agreement” shall mean the Security Agreement dated as of the date of Amendment No. 1 hereto made by the Borrowers and the other Guarantors party thereto in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, restated, modified or supplemented from time to time.

“Security Agreements” shall mean, collectively, the Security Agreement, and each other document or instrument pursuant to which security interests are granted in the Collateral to the Collateral Agent for the benefit of the Secured Creditors pursuant hereto, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Security Documents” shall mean and include the Security Agreements, the Pledge Agreements and each other document or instrument pursuant to which security is granted to the Collateral Agent for the benefit of the Secured Creditors pursuant hereto or in connection herewith.

“Substantial Portion” shall mean, with respect to the property of Furniture Brands and its Subsidiaries, property which (i) represents more than 10% of the consolidated assets of Furniture Brands and its Subsidiaries as would be shown in the consolidated financial statements of Furniture Brands and its Subsidiaries as at the beginning of the twelve-month period ending with the last day of the month preceding the month in which such determination is made or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of

Furniture Brands and its Subsidiaries as would be reflected in the financial statements referred to in clause (i) above for such twelve-month period.

(e) Section 8 of the Credit Agreement is hereby amended by adding a new Section 8.20 as follows:

8.20 Security Documents. The security interests created in favor of the Collateral Agent, for the benefit of the Secured Creditors, under the Security Agreements and Pledge Agreements constitute valid and enforceable security interests in the Collateral described in such Security Document under its governing law, subject to no Lien of any other Person, except as permitted by such Security Document. No filings or recordings (other than filings or recordings that have been made) are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral pledged under any Security Document other than with respect to Collateral of a type as to which perfection may not be accomplished by filing under the Uniform Commercial Code.

(f) Section 9.09 of the Credit Agreement is hereby deleted and replaced with the following:

9.09 Additional Subsidiary Guarantors and Collateral. Unless the Required Lenders otherwise agree, each Borrower agrees to cause each of its Wholly-Owned Domestic Subsidiaries (other than such Subsidiaries having less than $10,000 of assets) that are acquired or created after the Effective Date (or, in the case of such Subsidiaries which exist but have less than $10,000 of assets on the Effective Date, first acquires in excess of $10,000 of assets after the Effective Date) to promptly (and in any event within 10 Business Days (or, in the case of (iii) below, 20 Business Days) of such acquisition or creation) (i) execute and deliver a counterpart of the Joinder Agreement to the Guaranty in the form of Exhibit I hereto (the “Joinder Agreement”) and take the actions specified therein, (ii) execute and deliver a joinder to such Security Documents as the Administrative Agent may request, and (iii) execute such additional Security Documents as the Administrative Agent may request, in each case as deemed appropriate by the Administrative Agent to cause substantially all personal property of such Wholly-Owned Domestic Subsidiary other than Equity Interests in Foreign Subsidiaries to constitute Collateral and in form and substance satisfactory to the Administrative Agent and, in the case of (i), (ii) and (iii) above, accompanied by such resolutions, opinions, corporate certificates and other documents as the Administrative Agent may reasonably request.

(g) Section 9 of the Credit Agreement is hereby amended by adding a new Section 9.10 as follows:

9.10 Further Assurances; etc. (a) The Borrowers will, and will cause each of their respective Subsidiaries to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require to assure the creation and continuation of perfected security interests in the Collateral and as are generally consistent with the terms of this Agreement and the Security Documents. Furthermore, the Borrowers will, and will cause their respective Subsidiaries to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure compliance with this Section 9.10. Without limiting the foregoing, the Borrowers shall use their best efforts to cause to be delivered to the Administrative Agent (i) a landlord waiver and/or mortgagee estoppel letter, as applicable, with respect to each material parcel of real property leased by any of the Borrowers or any of the Subsidiary Guarantors as and to the extent the Administrative Agent shall request, each in form and substance acceptable to the Administrative Agent and (ii) such bailee letters with respect to Collateral held by third parties as and to the extent the Administrative Agent shall request, each in form and substance acceptable to the Administrative Agent.

(b) The Borrowers agree that each action required by clause (a) of this Section 9.10 shall be completed as soon as reasonably practical, but in no event later than twenty (20) Business Days (or such greater number of days as the Administrative Agent may agree) after such action is requested to be taken by the Administrative Agent or the Required Lenders.

(h) Section 10.01 of the Credit Agreement is hereby amended by deleting the word “or” at the conclusion of subsection 10.01(xiv), replacing the “.” at the conclusion of subsection 10.01(xv) with “; or” and adding a new subsection 10.01(xvi) as follows:

(xvi) Liens created pursuant to the Security Documents.

(i) Section 10.02 of the Credit Agreement is hereby amended by deleting the first sentence thereof up to and including the words “shall be permitted” and replacing such deleted words with the following:

(a) Furniture Brands will not, and will not permit any of its Subsidiaries to, consolidate with or merge into any other Person or permit any other Person to merge into it or any of its Subsidiaries, except that the following shall be permitted:

and Section 10.02 of the Credit Agreement is hereby further amended by adding a new Section 10.02(b) as follows:

(b) Furniture Brands will not, and will not permit any of its Subsidiaries to, make any Asset Disposition except for (i) Asset Dispositions among the Credit Parties, (ii) Asset Dispositions expressly permitted by Section 10.02(a) and (iii) other Asset Dispositions of property that, together with all other property of Furniture Brands and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to Section 10.02(b)(iii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of Furniture Brands and its Subsidiaries.

(j) Section 10.03(viii) of the Credit Agreement is hereby deleted and replaced with the following:

(viii) intercompany Indebtedness among the Borrowers and their Subsidiaries; provided that if such Indebtedness is owing to a Guarantor, the Indebtedness is a senior obligation of the obligor, and if such Indebtedness is owing by a Guarantor to a Subsidiary which is not a Guarantor, the Indebtedness is at all times after the effectiveness of Amendment No. 1 hereto subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(k) Section 10.05 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

10.05 Maximum Leverage Ratio. The Borrowers will not permit the Leverage Ratio at any time to be greater than or equal to 3.25:1.00; provided, however, that solely with respect to the period from and including March 31, 2007 through and including June 29, 2007, the Borrowers shall be deemed in compliance with this Section 10.05 so long as the Leverage Ratio is not at any time during such period greater than 4.25:1.00.

(l) Section 10.06 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

10.06 Minimum Coverage Ratio. The Borrowers will not (i) permit the Coverage Ratio as of the end of the fiscal quarter of the Borrowers ending on March 31, 2007 to be less than or equal to 1.90:1.00, (ii) permit the Coverage Ratio as of the end of any fiscal quarter of the Borrowers ending prior to March 31, 2009 (other than the fiscal quarter of the Borrowers ending March 31, 2007) to be less than or equal to 2.75:1.00 or (iii) permit the Coverage Ratio as of the end of any fiscal quarter of the Borrowers ending on or after March 31, 2009 to be less than or equal to 3.00:1.00.

(m) Section 10.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

10.12 Restricted Payments. Furniture Brands will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) Furniture Brands may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries of Furniture Brands may declare and pay dividends ratably with respect to their Equity Interests, (c) so long as no Default or Event of Default exists or would result therefrom, Furniture Brands may (i) pay cash dividends in an amount not in excess of $.64 per common share per calendar year (adjusted for any stock splits after the date hereof) and (ii) repurchase at market price in any fiscal year a number of its common shares not in excess of the number of common shares of Furniture Brands issued through the exercise of stock options in such fiscal year and (d) Furniture Brands may make other Restricted Payments so long as (i) no Default or Event of Default exists or would result therefrom and (ii) the Leverage Ratio shall be less than 3.25:1.00 both before and after giving effect to such Restricted Payment.

(n) Section 10 of the Credit Agreement is hereby amended by adding new Sections 10.13 and 10.14 as follows:

10.13 Certain Prepayments. Furniture Brands will not, and will not permit any of its Subsidiaries to, directly or indirectly (i) voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness (other than the Obligations and the Senior Notes (as defined in Amendment No. 1 hereto)) having an aggregate principal amount in excess of $1,000,000, (ii) during the period from the date of the First Amendment hereto to and including June 30, 2007, voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any principal amounts of Indebtedness outstanding under or evidenced by the Senior Notes or (iii) at any time after June 30, 2007, voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any principal amounts of

Indebtedness outstanding under or evidenced by the Senior Notes using proceeds of a borrowing hereunder.

10.14 Restricted Investments and Acquisitions. Unless both immediately before and immediately after giving effect to such transaction the Leverage Ratio is less than 3.25:1.00, the Borrowers will not, and will not permit any of their Subsidiaries to, purchase or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any capital stock or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any investment or acquire any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transaction) any assets of any other Person constituting a business unit, except for (a) acquisitions of dedicated dealer stores acquired by a Borrower or a Subsidiary of a Borrower in the ordinary course of business so long as the aggregate cash payments for all such acquisitions does not exceed $25,000,000 in any fiscal year, except that any unused balance of such amount in any fiscal year may be carried forward at the Borrowers’ discretion and applied in subsequent fiscal years and (b) acquisitions for which the consideration consists solely of common stock of Furniture Brands.

(o) Section 11.03(i) of the Credit Agreement is hereby amended by deleting the phrase “in Section 9.01(d)(i), 9.07, 9.09” and replacing it with “in Section 9.01(b), 9.01(d)(i), 9.07, 9.09”.

(p) Section 11 of the Credit Agreement is hereby further amended by deleting the word “or” at the conclusion of Section 11.09, adding the word “or” at the conclusion of Section 11.10 and adding a new Section 11.11 as follows:

11.11 Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, or any of the Borrowers or Subsidiary Guarantors shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document;

(q) Section 12 of the Credit Agreement is hereby amended by adding new Sections 12. 11 and 12.12 as follows:

12.11 Collateral Agent. Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto. All provisions of this Section 12 relating to the Administrative Agent (and all indemnities of the Administrative Agent by the Borrowers herein) shall be equally applicable to the Collateral Agent mutatis mutandis. Without limiting the foregoing, if any Collateral is sold in a transaction permitted hereunder (other than to any Borrower or any Subsidiary thereof), such Collateral shall, to the extent so provided in the applicable Security Agreement, be sold free and clear of the Liens created by the Security Documents and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

12.12 Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement as attorney-in-fact on behalf of such Lender and agrees that in consideration of the benefits of the security being provided to such Lender in accordance with the Security Documents and the Intercreditor Agreement and by acceptance of those benefits, each Lender (including any Lender which becomes such by assignment pursuant to Section 13.04 after the date hereof) shall be bound by the terms and provisions of the Intercreditor Agreement and shall comply (and cause any Affiliate thereof which is the holder of any Senior Indebtedness (as defined therein) to comply) with such terms and provisions. The foregoing agreement shall inure to the benefit of all “Senior Lenders” under the Intercreditor Agreement.

(r) Exhibit J to the Credit Agreement is amended by adding the following as the penultimate paragraph thereof (immediately prior to the paragraph commencing “The terms set forth in this Assignment”):

By its acceptance of this Assignment, the Assignee hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and to comply (and cause any Affiliate thereof which is the holder of any Senior Indebtedness (as defined in the Intercreditor Agreement) to comply) with such terms and provisions. The foregoing agreement shall inure to the benefit of all “Senior Lenders” under the Intercreditor Agreement.

Giving effect to such amendment, Exhibit J to the Credit Agreement reads in its entirety as set forth on Exhibit J hereto.

2. Representations and Warranties of the Borrowers. Each of the Borrowers represents and warrants that:

(a) The execution, delivery and performance by the Borrowers of this Amendment have been duly authorized by all necessary corporate action and that this Amendment is a legal, valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;

(b) Each of the representations and warranties contained in the Credit Agreement (treating this Amendment and the Credit Agreement as amended hereby as “Credit Documents” for purposes thereof) is true and correct in all material respects on and as of the date hereof as if made on the date hereof;

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

3. Effective Date. This Amendment shall become effective as of March 31, 2007 upon the execution and delivery hereof by the Borrowers, the Required Lenders, and the Administrative Agent (without respect to whether it has been executed and delivered by all the Lenders) and the satisfaction of the following additional conditions:

(a) Each of the Guarantors has executed and delivered a Reaffirmation and Amendment of Guaranty in the form of Exhibit A hereto.

(b) Each of the Borrowers, the Subsidiary Guarantors and the Collateral Agent shall have executed and delivered the Security Agreement, the Pledge Agreement and such other Security Documents as the Administrative Agent shall request in order to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in substantially all of the personal property of the Borrowers and Subsidiary Guarantors (other than Equity Interests in Foreign Subsidiaries) to equally and ratably secure the Obligations and the obligations of the Borrowers in respect of their 6.83% Senior Notes due May 17, 2018 (the “Senior Notes”).

(c) The Administrative Agent shall have received insurance certificates or binders for all insurance as the Administrative Agent shall request naming the Collateral Agent, on behalf of the Secured Creditors, as loss payee for any casualty policies and additional insured for any liability policies, in form and substance acceptable to the Administrative Agent.

(d) The Administrative Agent shall have received such duly completed and executed UCC-1 financing statements as the Administrative Agent shall have requested to perfect the Collateral Agent’s security interest in the Collateral and such copies of searches of and financing statements filed under the UCC, together with tax lien and judgment searches with respect to the assets of the Borrowers and the Subsidiary Guarantors, in both cases in such jurisdictions as the Administrative Agent may request.

(e) The Collateral Agent shall have received all stock (or unit) certificates evidencing all Equity Interests to be pledged pursuant to the Pledge Agreement, accompanied by undated stock (or unit) powers executed in blank.

(f) The requisite holders of the Senior Notes shall have consented to the transactions contemplated hereby in a document in form and substance satisfactory to the Administrative Agent and the Required Lenders and intercreditor arrangements (the “Intercreditor Agreement”) with respect to the Senior Notes satisfactory to the Administrative Agent and the Required Lenders shall have been entered into with the requisite holders of the Senior Notes, all in form and substance satisfactory to the Administrative Agent and the Required Lenders.

(g) The Borrower shall have paid (i) to the Administrative Agent for the account of each Lender consenting to this Amendment an amendment fee equal to .02% of such Lender’s Commitment as of the date hereof after giving effect to this Amendment and (ii) to the Administrative Agent for its own account any other agreed fees relating hereto, which fees shall be deemed fully earned and non-refundable on the date hereof.

(h) The Borrowers shall have provided such other corporate and other certificates, opinions, documents, instruments and agreements as the Administrative Agent may reasonably request.

4. Amendment of Guaranty. Each of the parties hereto consents to the amendment of the Guaranty as set forth on Exhibit A hereto.

5. Reference to and Effect Upon the Credit Agreement; Intercreditor Agreement.

(a) Except as specifically amended above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Credit Document, nor constitute a waiver of any provision of the Credit Agreement or any other Credit Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

6. Costs and Expenses. The Borrowers hereby affirm their obligations under Section 13.01 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

7. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

FURNITURE BRANDS INTERNATIONAL, INC.
BROYHILL FURNITURE INDUSTRIES, INC.
HDM FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.

By	/s/ Denise L. Ramos
Denise L. Ramos
Title:	Senior Vice President and Chief Financial
Officer of Furniture Brands International, Inc.
and Vice President of each other Borrower

On behalf of each of the Borrowers

JPMORGAN CHASE BANK, N.A.,
Individually and as Administrative Agent

By	/s/ James M. Sumeski
Name:	James M. Sumeski
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Holland Vogel
Name:	Holland Vogel
Title:	Credit Officer

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Masakazu Sato
Name:	Masakazu Sato
Title:	Deputy General Manager

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Denis Waltrich
Name:	Denis Waltrich
Title:	Vice President

WELLS FARGO BANK, NA

By	/s/ Anthony Clarkson
Name:	Anthony Clarkson
Title:	Relationship Manager

BANK OF AMERICA, N.A.

By	/s/ Eric A. Escagne
Name:	Eric A. Escagne
Title:	Vice President

BNP PARIBAS

By	/s/ Christopher Grumboski
Name:	Christopher Grumboski
Title:	Director

By	/s/ Michael Pearce
Name:	Michael Pearce
Title:	Director

SUNTRUST BANK

By	/s/ Katherine L. Bass
Name:	Katherine L. Bass
Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By	/s/ Leon Mo
Name:	Leon Mo
Title:	Senior Vice President

NATIONAL CITY BANK

By	/s/ Stephen Sainz
Name:	Stephen Sainz
Title:	Vice President

COMERICA BANK

By	/s/ Mark J. Leveille
Name:	Mark J. Leveille
Title:	Assistant Vice President

REGIONS BANK

By	/s/ Amanda Schmitt
Name:	Amanda Schmitt
Title:	Vice President

THE NORTHERN TRUST COMPANY

By	/s/ Roger McDougal
Name:	Roger McDougal
Title:	Vice President

US BANK NATIONAL ASSOCIATION

By	/s/ Veronica Morrissette
Name:	Veronica Morrissette
Title:	Vice President